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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Cerprobe Corporation:


We consent to incorporation by reference in the registration statements (No. 33-8348, No. 33-65200, No. 333-03015, No. 333-34979, No. 333-43469 and No.
333-31954) filed on Form S-8 and No. 33-61805 and No. 333-31992 on Form S-3 of
Cerprobe Corporation of our report dated February 15, 2000, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Cerprobe Corporation.






                                        /s/ KPMG LLP


Phoenix, Arizona
March 30, 2000